Exhibit 23.5

Consent of iResearch Consulting Group

February 7, 2014

Xunlei Limited
4/F, Hans Innovation Mansion, North Ring Road

No. 9018 High-Tech Park, Nanshan District

Shenzhen, 518057

People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in (i) the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Xunlei Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), and (iii) the Company’s marketing materials.

iResearch Consulting Group further consents to inclusion of, summary of and reference to (i) any data or any calculation based on the data contained in the iResearch User Tracker database, (ii) the information, data and statements from the reports entitled “iResearch China Webgame Industry Report” and “iResearch China Online Video Research Report” and (iii) any other information, data and statements prepared by iResearch Consulting Group, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Corporate seal of Shanghai iResearch Market Consulting Co., Ltd.
/s/ Weiwei Jiang
Name: Weiwei Jiang
Title: Associate Account Director
For and on behalf of
iResearch Consulting Group
(official seal)